Exhibit 99.1

For Immediate Release
Media Contact

Jim Place
 (949) 636-0866
jimplace@sbcgloobal.net

Seychelle's Board of Directors Announces That It Has Removed Mr. Carl Palmer
From All of His Operational Duties and Has Reorganized its Operations, Effective Immediately

SAN JUAN CAPISTRANO, Calif. -- (BUSINESS WIRE) March 21, 2016 – Seychelle Water Filtration Products, a DBA of Seychelle Environmental Technologies, Inc. (Seychelle or the Company) (OTCQB: SYEV), a worldwide leader in the development, assembly and sale of proprietary portable water filtration bottles made several announcements today. First, Seychelle's Board of Directors has removed Mr. Carl Palmer from all of his operational duties with the Company, effective immediately. However, Mr. Palmer remains as a Director. This decision of the Board is the result of its dissatisfaction with Mr. Palmer's past performance regarding both ongoing operations and customer and employee relations.

Second, effective immediately, Seychelle has made the following operational changes. Mr. James Place has become the CEO and President, as well as continuing as the CFO and a Director. Ms. Elise Eggett has retained both the positions of Corporate Controller and Director as well as remaining Manager of Human Relations. In addition, Seychelle will seek a new senior executive to run the daily production operations as well as an additional individual to assist in that effort. Both the new senior executive and Ms. Eggett will report to Mr. Place, as the President and CEO of Seychelle. There may also be future additional operational changes.

Seychelle believes that these actions of the Board will better enhance its efforts to meet the needs and expectations of the Company's customers, will restore the proud reputation of Seychelle products and will eventually maximize the value for Seychelle Shareholders. To this end we are looking to expand the Board both internally as well as have at least one outside director to better reflect the investment community's point of view.

Finally, based on the sales of the new pH20 product line, both pitchers and bottles which increases the alkalinity of tap water to between 8.0 and 9.5 pH, with a limited number of customers we will be aggressively expanding this new product line to our other customers due to its profitability to the Company. This will include adding sales personnel to expand the effort.

"Dedicated to improving the quality of life through the quality of our drinking water."

Note to Investors

This press release may contain certain forward-looking information about the Seychelle's business prospects/projections.  These are based upon good-faith current expectations of Seychelle's management. Seychelle makes no representation or warranty as to the attainability of such assumptions/projections. Investors are expected to conduct their own investigation with regard to Seychelle. Seychelle assumes no obligation to update the information in this press release. For more information, please visit www.seychelle.com  or call (949) 234-1999.